Exhibit 99.1

EXPLANATORY NOTE

On April 16, 2014, SLM Corporation (“Sallie Mae”) announced its financial results for the quarter ended March 31, 2014, which Navient Corporation (“Navient”), at the time a wholly-owned subsidiary of Sallie Mae, furnished in a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) on April 16, 2014. The Current Report on Form 8-K included a press release furnished as Exhibit 99.1 thereto and incorporated therein. The press release reported that Sallie Mae had reserved $70 million for estimated amounts and costs that were probable of being incurred for expected compliance remediation efforts relating to pending regulatory matters previously disclosed and ongoing with the Department of Justice (“DOJ”) and the Federal Deposit Insurance Corporation (the “FDIC”), which are discussed in more detail below.

On April 30, 2014, the previously announced spin-off (the “Spin-Off”) of Navient from Sallie Mae was completed. The Spin-Off was effected through the distribution by Sallie Mae of all the shares of common stock of Navient (the “Distribution”) to the holders of shares of Sallie Mae’s common stock, on a one-to-one basis, as of the close of business on April 22, 2014, the record date for the Distribution. The Distribution was preceded by an internal reorganization pursuant to which the assets and liabilities associated with the education loan management, servicing and asset recovery business, including Sallie Mae, Inc., the subsidiary responsible for most of the servicing and collections businesses, were transferred to Navient. Sallie Mae, Inc. then changed its name to Navient Solutions, Inc. (“NSI”). As a result of the Distribution, Navient is an independent, publicly traded company.

Pursuant to the Separation and Distribution Agreement among SLM Corporation, New BLC Corporation and Navient, dated April 28, 2014 (the “Separation Agreement”), entered into in connection with the internal reorganization and Spin-Off, all liabilities arising out of the aforementioned regulatory matters, other than fines or penalties directly levied against Sallie Mae Bank, are the responsibility of, or assumed by, Navient or one of its subsidiaries, and Navient has agreed to indemnify and hold harmless Sallie Mae and its subsidiaries, including Sallie Mae Bank, therefrom.

As previously reported, Sallie Mae Bank remains subject to a cease and desist order originally issued in August 2008 by the FDIC and the Utah Division of Financial Institutions. In July 2013, the FDIC first notified Sallie Mae Bank of plans to replace its order with a new formal enforcement action (the “Bank Order”) that more specifically addresses certain cited violations of Section 5 of the Federal Trade Commission Act, including the customer billing disclosures and assessments of certain late fees, as well as alleged violations under the Servicemembers Civil Relief Act (“SCRA”). In November 2013, the FDIC indicated an additional enforcement action would be issued against NSI in its capacity as a servicer of education loans for Sallie Mae Bank and other financial institutions.

Based on our discussions with the FDIC, we believe the FDIC intends to require certain late fee refunds to be made by NSI and Sallie Mae Bank with respect to loans owned or originated by Sallie Mae Bank from November 28, 2005 until the effective date of the agreement. To fulfill this requirement, NSI would fund a $30 million restitution reserve account.

In order to treat all customers in a similar manner, NSI expects to voluntarily make restitution of certain late fees to all other customers whose loans were neither owned nor originated by Sallie Mae Bank on the same basis and in the same manner as that which would be required by the FDIC. These refunds are estimated at $42 million.

With respect to alleged civil violations of the SCRA, NSI and Sallie Mae Bank remain engaged in discussions regarding a comprehensive settlement, remediation and civil settlement plan with the DOJ, in its capacity as the agency having primary authority for enforcement of such matters. The DOJ inquiry covers all loans owned by either Sallie Mae Bank or serviced by NSI from November 28, 2005 until the effective date of the settlement. Based on our settlement discussions with the DOJ, NSI would be required to fund a $60 million settlement fund, which would represent the total amount of compensation due to service members under the DOJ agreement.

Previous regulatory requirements and guidance from the Department of Education regarding compliance with the SCRA statute provide that customers must provide both a copy of the military orders calling a person to active duty and a written request to receive the 6 percent interest rate cap available for active duty service members. The terms of the potential settlement with the DOJ, which remain subject to approval by the Department of Education, would provide new guidance on what a service member must do to receive the SCRA benefit and would apply this new approach retroactively to November 2005. The proposed settlement would assess a penalty for past non-compliance with this new approach. This new approach would reduce the documentation required, thereby easing the burden on service members.

Due to the relative significance of Navient to Sallie Mae, among other factors, for financial reporting purposes Navient is the “accounting successor” to Sallie Mae, notwithstanding the legal form of the Spin-Off, and the historical financial statements and operating results of Sallie Mae prior to the Spin-Off have become the historical financial statements of Navient. Consequently, based upon the progression of settlement discussions with the regulators discussed above, Navient and Sallie Mae have determined that it is appropriate to increase the reserve for estimated amounts and costs for regulatory matters by an additional $103 million, effective as of March 31, 2014. As a result, Navient is releasing the following updated first-quarter 2014 earnings information (the last consolidated quarter of operations of Sallie Mae prior to Navient’s separation on April 30, 2014) reflecting the increased reserve. Since all of the information contained in this updated earnings release relates to periods prior to the Spin-Off, any references to “the Company,” “we,” “our,” or “us” means and refers to SLM Corporation as constituted prior to the consummation of the Spin-Off.

FIRST-QUARTER 2014 EARNINGS INFORMATION & SUMMARY OF RESULTS

UPDATED AS OF MAY 9, 2014(1)

Loan Originations Exceed $1.5 Billion in First-Quarter 2014

Private Education Loan Charge-off Rates Down from the Year-Ago Quarter to 2.8 Percent

Private Education Loan 90-Day Delinquency Rate Drops to 3.4 Percent, Lowest Level Since 2008

For the first-quarter 2014, GAAP net income was $219 million ($0.49 diluted earnings per share), compared with $346 million ($0.74 diluted earnings per share) for the year-ago quarter.

“Core Earnings” for the quarter were $163 million ($0.36 diluted earnings per share), compared with $283 million ($0.61 diluted earnings per share) for the year-ago quarter.

The primary driver of the decrease in net income was $103 million of additional reserve recorded for pending regulatory matters. In addition, last year we undertook a series of actions to improve shareholder value as the Company sold residual interests in FFELP securitization trusts and initiated the separation of the Company into two publicly traded companies. In the first quarter of 2013 the Company generated a $55 million gain on the sale of a residual interest in a FFELP securitization trust in addition to $29 million in gains from debt repurchases. There were no similar transactions in 2014. Compared to the year-ago quarter, the Company spent $16 million in additional reorganization expense tied to the separation of the Company and $28 million in additional operating expenses (excluding the $103 million of additional reserve discussed above), which increased third-party revenue in the business services segment and reduced loan losses in the consumer lending segment. Two other major contributors to the quarter’s results — a $56 million reduction in provision and $21 million reduction in net interest income — are the result of an improving credit quality in the Private Education Loan business and the continued amortization of the FFELP portfolio, respectively.

The Company provides “core earnings” because management makes its financial decisions based on such measures. The changes in GAAP net income are driven by the same “core earnings” items discussed above, as well as changes in mark-to-market unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in “core earnings” results. First-quarter 2014 GAAP results included gains of $99 million from derivative accounting treatment that are excluded from “core earnings” results, compared with gains of $110 million in the year-ago period.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s portfolio of FFELP loans.

“Core earnings” for the segment were $66 million in first-quarter 2014, compared with the year-ago quarter’s $104 million. The decrease is primarily due to the $55 million gain from the sale of the residual interest in a FFELP loan securitization trust in the year-ago quarter, as well as a reduction in net interest income due to the decrease in FFELP loans outstanding.

At March 31, 2014, the Company held $102.6 billion of FFELP loans, compared with $119.2 billion at March 31, 2013.

Private Education Loans

In the Private Education Loans segment, we acquire, finance, service and historically originated Private Education Loans.

Quarterly “core earnings” were $118 million, compared with $87 million in the year-ago quarter. The increase is primarily the result of a $50 million decrease in the provision for Private Education Loan losses.

First-quarter 2014 Private Education Loan portfolio results vs. first-quarter 2013 included:

•	Loan originations of $1.5 billion, up 8 percent.

•	Delinquencies of 90 days or more of 3.4 percent of loans in repayment, down from 3.9 percent.

•	Total delinquencies of 6.9 percent of loans in repayment, down from 7.8 percent.

(1)	Since all of the information contained in this updated earnings release relates to periods prior to the Spin-Off, any references to “the Company,” “we,” “our,” or “us” means and refers to SLM Corporation as constituted prior to the consummation of the Spin-Off.

•	Loans in forbearance of 3.7 percent of loans in repayment and forbearance, up from 3.4 percent.

•	Annualized charge-off rate of 2.8 percent of average loans in repayment, down from 3.0 percent.

•	Provision for Private Education Loan losses of $175 million, down from $225 million.

•	Core net interest margin, before loan loss provision, of 4.34 percent, up from 4.15 percent.

•	The portfolio balance, net of loan loss allowance, was $38.2 billion, up 2 percent.

Business Services

Our business services segment includes fees primarily from servicing and asset recovery activities.

Business services “core earnings” were $113 million in first-quarter 2014, compared with $126 million in the year-ago quarter. The decrease is primarily due to the lower balance of FFELP loans serviced.

The Company services loans for 5.8 million customers on behalf the U.S. Department of Education, up from 4.8 million last year. We rank first in cumulative default prevention success, according to analysis of U.S. Department of Education servicing contract results statistics since the start of the contract in 2009.

Operating Expenses

First-quarter 2014 operating expenses were $366 million, compared with $235 million in the year-ago quarter. The $131 million increase was primarily the result of $103 million of additional reserve recorded for pending regulatory matters. Operating expenses also increased due to increased third-party servicing and asset recovery activities that grew revenue by $26 million, as well as increased account resolution efforts on the Private Education Loan portfolio, which saw significant improvements in delinquency and charge-off rates.

In addition, there were $26 million and $10 million of expenses reported in restructuring and other reorganization expenses in the first quarter of 2014 and 2013, respectively. These primarily consisted of expenses related to the Company’s previously announced plan to separate its existing organization into two, publicly traded companies.

Funding and Liquidity

During the first-quarter 2014, the Company issued $2 billion in FFELP asset-backed securities (“ABS”), $676 million in Private Education Loan ABS and $850 million in unsecured bonds. In addition, in the first-quarter 2014, the Company refinanced a FFELP ABCP facility resulting in $2.5 billion of additional borrowing capacity and an extension of the remaining term from 2015 to 2016.

Shareholder Distributions

In the first-quarter 2014, the Company paid a common stock dividend of $0.15 per share.

During the first-quarter 2014, the Company repurchased 8 million shares of common stock for $200 million. At March 31, 2014, there was no remaining authorization for additional common stock repurchases under the current stock repurchase program.

Regulatory Update

In the fourth quarter 2013, the Company reserved $70 million for estimated amounts and costs that were probable of being incurred for expected compliance remediation efforts relating to pending regulatory matters previously disclosed and ongoing with the DOJ and FDIC. Based upon the progression of settlement discussions with the regulators, the Company increased the reserve for regulatory matters by an additional $103 million effective as of March 31, 2014. The final cost of these proceedings remains uncertain until final execution of the agreements with the regulators. For additional information regarding these regulatory matters, see Navient’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2014.

Update on Separation Plan

On May 29, 2013, SLM Corporation (“Existing SLM”) first announced its intent to separate into two distinct publicly traded entities — a loan management, servicing and asset recovery business and a consumer banking business. The loan management, servicing and asset recovery business, Navient, would be comprised primarily of Existing SLM’s portfolios of education loans not currently held in Sallie Mae Bank, as well as servicing and asset recovery activities on these loans and loans held by third parties. The consumer banking business would be comprised primarily of Sallie Mae Bank and its Private Education Loan origination business, the Private Education Loans it holds and a related servicing business, and would be a consumer banking franchise with expertise in helping families save, plan and pay for college. On April 8, 2014, the board of directors of Existing SLM approved the distribution of all of the issued and outstanding shares of Navient common stock on the basis of one share of Navient common stock for each share of Existing SLM common stock issued and outstanding as of the close of business on April 22, 2014, the record date for the distribution. The distribution occurred on April 30, 2014.

***

The Company reports financial results on a GAAP basis and also provides certain “core earnings” performance measures. The difference between the Company’s “core earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in “core earnings” results. The Company provides “core earnings” measures because this is what management uses when making management decisions regarding the Company’s performance and the allocation of corporate resources. In addition, the Company’s equity investors, credit rating agencies and debt capital providers use these “core earnings” measures to monitor the Company’s business performance. See “ ‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and “core earnings.” Given the significant variability of valuations of derivative instruments on expected GAAP net income, the Company does not provide a GAAP equivalent for its “core earnings” per share guidance.

Definitions for capitalized terms in this document can be found in SLM Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 (filed with the SEC on Feb. 19, 2014) and Navient’s Form 10 (filed with the SEC on April 10, 2014). Certain reclassifications have been made to the balances as of and for the three months and year ended Dec. 31, 2013, to be consistent with classifications adopted for 2014, and had no effect on net income, total assets or total liabilities.

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Presentation slides as additional information about the Company’s loan portfolios, operating segments, and other details, may be accessed at www.Navient.com/investors under the presentations tabs.

This earnings release contains “forward-looking statements” and information based on management’s current expectations as of the date of this filing. Statements that are not historical facts, including statements about the Company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the SLM Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, Navient’s Form 10 filed on April 10, 2014 and Navient’s subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the Company is a party; credit risk associated with the Company’s exposure to third parties, including counterparties to the Company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The Company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and adverse effects of such initiatives on its business; risks associated with restructuring initiatives, including the recently completed separation of Navient and SLM Corporation; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; its ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the Company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended
(In millions, except per share data)	March 31, 2014	December 31, 2013	March 31, 2013

GAAP Basis
Net income attributable to SLM Corporation	$219	$270	$346
Diluted earnings per common share attributable to SLM Corporation	$.49	$.60	$.74
Weighted average shares used to compute diluted earnings per share	435	443	458
Return on assets	.59%	.70%	.82%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$163	$275	$283
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$.36	$.61	$.61
Weighted average shares used to compute diluted earnings per share	435	443	458
“Core Earnings” return on assets	.44%	.71%	.67%

Other Operating Statistics
Ending FFELP Loans, net	$102,635	$104,588	$119,195
Ending Private Education Loans, net	38,157	37,512	37,465

Ending total student loans, net	$140,792	$142,100	$156,660

Average student loans	$142,679	$144,026	$160,261

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ —Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				March 31, 2014 vs. December 31, 2013		March 31, 2014 vs. March 31, 2013
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2014	December 31, 2013	March 31, 2013	$	%	$	%
Interest income:
FFELP Loans	$646	$685	$735	$(39)	(6)%	$(89)	(12)%
Private Education Loans	644	642	623	2	—	21	3
Other loans	3	3	3	—	—	—	—
Cash and investments	3	4	5	(1)	(25)	(2)	(40)

Total interest income	1,296	1,334	1,366	(38)	(3)	(70)	(5)
Total interest expense	530	545	571	(15)	(3)	(41)	(7)

Net interest income	766	789	795	(23)	(3)	(29)	(4)
Less: provisions for loan losses	185	190	241	(5)	(3)	(56)	(23)

Net interest income after provisions for loan losses	581	599	554	(18)	(3)	27	5
Other income (loss):
Gains (losses) on sales of loans and investments	—	(5)	55	5	(100)	(55)	(100)
Losses on derivative and hedging activities, net	(8)	(128)	(31)	120	(94)	23	(74)
Servicing revenue	61	67	70	(6)	(9)	(9)	(13)
Contingency revenue	111	108	99	3	3	12	12
Gains on debt repurchases	—	—	23	—	—	(23)	(100)
Other income	6	33	34	(27)	(82)	(28)	(82)

Total other income (loss)	170	75	250	95	127	(80)	(32)
Expenses:
Operating expenses	366	305	235	61	20	131	56
Goodwill and acquired intangible asset impairment and amortization expense	4	3	3	1	33	1	33
Restructuring and other reorganization expenses	26	26	10	—	—	16	160

Total expenses	396	334	248	62	19	148	60

Income from continuing operations before income tax expense	355	340	556	15	4	(201)	(36)
Income tax expense	136	129	211	7	5	(75)	(36)

Net income from continuing operations	219	211	345	8	4	(126)	(37)
Income from discontinued operations, net of tax expense	—	59	1	(59)	(100)	(1)	(100)

Net income	219	270	346	(51)	(19)	(127)	(37)
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to SLM Corporation	219	270	346	(51)	(19)	(127)	(37)
Preferred stock dividends	5	5	5	—	—	—	—

Net income attributable to Navient Corporation common stock	$214	$265	$341	$(51)	(19)	$(127)	(37)

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$.50	$.47	$.76	$.03	6%	$(.26)	(34)%
Discontinued operations	—	.14	—	(.14)	(100)	—	—

Total	$.50	$.61	$.76	$(.11)	(18)%	$(.26)	(34)%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$.49	$.47	$.74	$.02	4%	$(.25)	(34)%
Discontinued operations	—	.13	—	(.13)	(100)	—	—

Total	$.49	$.60	$.74	$(.11)	(18)%	$(.25)	(34)%

Dividends per common share attributable to SLM Corporation	$.15	$.15	$.15	$—	—%	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	March 31, 2014	December 31, 2013	March 31, 2013

Assets
FFELP Loans (net of allowance for losses of $107; $119 and $147, respectively)	$102,635	$104,588	$119,195
Private Education Loans (net of allowance for losses of $2,059; $2,097 and $2,170, respectively)	38,157	37,512	37,465
Cash and investments	4,529	6,082	4,691
Restricted cash and investments	3,794	3,650	4,828
Goodwill and acquired intangible assets, net	421	424	444
Other assets	6,936	7,287	7,463

Total assets	$156,472	$159,543	$174,086

Liabilities
Short-term borrowings	$11,626	$13,795	$17,254
Long-term borrowings	136,177	136,648	147,887
Other liabilities	3,071	3,458	3,791

Total liabilities	150,874	153,901	168,932

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 549 million; 545 million and 540 million shares, respectively, issued	110	109	108
Additional paid-in capital	4,461	4,399	4,291
Accumulated other comprehensive income (loss), net of tax expense (benefit)	7	13	(4)
Retained earnings	2,733	2,584	1,723

Total SLM Corporation stockholders’ equity before treasury stock	7,876	7,670	6,683
Less: Common stock held in treasury: 127 million; 116 million and 95 million shares, respectively	(2,283)	(2,033)	(1,535)

Total SLM Corporation stockholders’ equity	5,593	5,637	5,148
Noncontrolling interest	5	5	6

Total equity	5,598	5,642	5,154

Total liabilities and equity	$156,472	$159,543	$174,086

Consolidated Earnings Summary — GAAP basis

Three Months Ended March 31, 2014 Compared with Three Months Ended March 31, 2013

For the three months ended March 31, 2014, net income was $219 million, or $0.49 diluted earnings per common share, compared with net income of $346 million, or $0.74 diluted earnings per common share, for the three months ended March 31, 2013. The primary driver of the decrease in net income was $103 million of additional reserve recorded for pending regulatory matters. The decrease in net income was also due to a $55 million gain on the sale of the Residual Interest in a FFELP Loan securitization that occurred in the year-ago quarter, a $29 million decline in net interest income, a $23 million decrease in debt repurchase gains, a $28 million decrease in other income, higher operating expenses of $28 million (excluding the $103 million of additional reserve discussed above) and higher restructuring and other reorganization costs of $16 million, which was partially offset by a $56 million decline in the provision for loan losses and a $23 million decrease in net losses on derivative and hedging activities.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $29 million primarily due to a reduction in FFELP net interest income resulting from an $18 billion decline in average FFELP Loans outstanding. This decline in FFELP loans was due, in part, to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts at the time of sale.

•

Provisions for loan losses declined $56 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments decreased by $55 million as the result of a $55 million gain on the sale of the Residual Interest in a FFELP Loan securitization trust in the year-ago quarter. There were no sales in the current quarter.

•

Losses on derivative and hedging activities, net, decreased $23 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Gains on debt repurchases decreased $23 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Other income decreased $28 million primarily due to a $32 million decrease in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “losses on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Operating expenses increased $131 million primarily as a result of $103 million of additional reserve recorded for pending regulatory matters. Operating expenses also increased due to increases in our third-party servicing and asset recovery activities, as well as, increased account resolution activity on our Private Education Loan portfolio.

•

Restructuring and other reorganization expenses increased $16 million to $26 million, which consisted of $25 million of expenses primarily related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies and $1 million related to severance costs.

We repurchased 8 million shares and 10 million shares of our common stock during the three months ended March 31, 2014 and 2013, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 23 million common shares from the year-ago quarter.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

	Quarter Ended March 31, 2014
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$644	$—	$523	$—	$—	$1,167	$198	$(75)	$123	$1,290
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	1	1	1	1	(1)	3	—	—	—	3

Total interest income	645	1	524	4	(1)	1,173	198	(75)	123	1,296
Total interest expense	206	—	293	21	(1)	519	10	1 (4)	11	530

Net interest income (loss)	439	1	231	(17)	—	654	188	(76)	112	766
Less: provisions for loan losses	175	—	10	—	—	185	—	—	—	185

Net interest income (loss) after provisions for loan losses	264	1	221	(17)	—	469	188	(76)	112	581
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	1	167	11	—	(118)	61	—	—	—	61
Contingency revenue	—	111	—	—	—	111	—	—	—	111
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	8	—	3	—	11	(188)	175 (5)	(13)	(2)

Total other income (loss)	1	286	11	3	(118)	183	(188)	175	(13)	170
Expenses:
Direct operating expenses	76	106	125	105	(118)	294	—	—	—	294
Overhead expenses	—	—	—	72	—	72	—	—	—	72

Operating expenses	76	106	125	177	(118)	366	—	—	—	366
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4	4	4
Restructuring and other reorganization expenses	—	—	—	26	—	26	—	—	—	26

Total expenses	76	106	125	203	(118)	392	—	4	4	396

Income (loss) from continuing operations, before income tax expense (benefit)	189	181	107	(217)	—	260	—	95	95	355
Income tax expense (benefit)(3)	71	68	41	(83)	—	97	—	39	39	136

Net income (loss) from continuing operations	118	113	66	(134)	—	163	—	56	56	219
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	118	113	66	(134)	—	163	—	56	56	219
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—

Net income (loss) attributable to SLM Corporation	$118	$113	$66	$(134)	$—	$163	$—	$56	$56	$219

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2014
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$112	$—	$112
Total other loss	(13)	—	(13)
Goodwill and acquired intangible asset impairment and amortization	—	4	4

Total “Core Earnings” adjustments to GAAP	$99	$(4)	95

Income tax expense			39

Net income			$56

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $6 million of “other derivative accounting adjustments.”

(5)	Represents the $180 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $6 million of “other derivative accounting adjustments.”

	Quarter Ended December 31, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$642	$—	$558	$—	$—	$1,200	$204	$(77)	$127	$1,327
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	2	1	1	1	(1)	4	—	—	—	4

Total interest income	644	1	559	4	(1)	1,207	204	(77)	127	1,334
Total interest expense	211	—	307	16	(1)	533	11	1 (4)	12	545

Net interest income (loss)	433	1	252	(12)	—	674	193	(78)	115	789
Less: provisions for loan losses	180	—	10	—	—	190	—	—	—	190

Net interest income (loss) after provisions for loan losses	253	1	242	(12)	—	484	193	(78)	115	599
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	—	(5)	—	(5)	—	—	—	(5)
Servicing revenue	2	171	15	—	(121)	67	—	—	—	67
Contingency revenue	—	108	—	—	—	108	—	—	—	108
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	11	—	1	—	12	(193)	86 (5)	(107)	(95)

Total other income (loss)	2	290	15	(4)	(121)	182	(193)	86	(107)	75
Expenses:
Direct operating expenses	70	101	127	72	(121)	249	—	—	—	249
Overhead expenses	—	1	—	55	—	56	—	—	—	56

Operating expenses	70	102	127	127	(121)	305	—	—	—	305
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	3	3	3
Restructuring and other reorganization expenses	4	—	—	22	—	26	—	—	—	26

Total expenses	74	102	127	149	(121)	331	—	3	3	334

Income (loss) from continuing operations, before income tax expense (benefit)	181	189	130	(165)	—	335	—	5	5	340
Income tax expense (benefit)(3)	67	69	48	(60)	—	124	—	5	5	129

Net income (loss) from continuing operations	114	120	82	(105)	—	211	—	—	—	211
Income from discontinued operations, net of tax expense	—	64	—	—	—	64	—	(5)	(5)	59

Net income (loss)	114	184	82	(105)	—	275	—	(5)	(5)	270
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—

Net income (loss) attributable to SLM Corporation	$114	$184	$82	$(105)	$—	$275	$—	$(5)	$(5)	$270

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$115	$—	$115
Total other loss	(107)	—	(107)
Goodwill and acquired intangible asset impairment and amortization	—	3	3

Total “Core Earnings” adjustments to GAAP	$8	$(3)	5

Income tax expense			5
Loss from discontinued operations, net of tax benefit			(5)

Net loss			$(5)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $20 million of “other derivative accounting adjustments.”

(5)	Represents the $65 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $20 million of “other derivative accounting adjustments.”

	Quarter Ended March 31, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$623	$—	$599	$—	$—	$1,222	$212	$(76)		$136	$1,358
Other loans	—	—	—	3	—	3	—	—		—	3
Cash and investments	1	1	2	2	(1)	5	—	—		—	5

Total interest income	624	1	601	5	(1)	1,230	212	(76)		136	1,366
Total interest expense	203	—	340	13	(1)	555	18	(2	)(4)	16	571

Net interest income (loss)	421	1	261	(8)	—	675	194	(74)		120	795
Less: provisions for loan losses	225	—	16	—	—	241	—	—		—	241

Net interest income (loss) after provisions for loan losses	196	1	245	(8)	—	434	194	(74)		120	554
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	55	—	—	55	—	—		—	55
Servicing revenue	10	186	23	—	(149)	70	—	—		—	70
Contingency revenue	—	99	—	—	—	99	—	—		—	99
Gains on debt repurchases	—	—	—	29	—	29	(6)	—		(6)	23
Other income (loss)	—	7	—	—	—	7	(188)	184	(5)	(4)	3

Total other income (loss)	10	292	78	29	(149)	260	(194)	184		(10)	250
Expenses:
Direct operating expenses	67	95	157	3	(149)	173	—	—		—	173
Overhead expenses	—	—	—	62	—	62	—	—		—	62

Operating expenses	67	95	157	65	(149)	235	—	—		—	235
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	3		3	3
Restructuring and other reorganization expenses	—	—	—	10	—	10	—	—		—	10

Total expenses	67	95	157	75	(149)	245	—	3		3	248

Income (loss) from continuing operations, before income tax expense (benefit)	139	198	166	(54)	—	449	—	107		107	556
Income tax expense (benefit)(3)	52	73	62	(20)	—	167	—	44		44	211

Net income (loss) from continuing operations	87	125	104	(34)	—	282	—	63		63	345
Income (loss) from discontinued operations, net of tax expense (benefit)	—	1	—	—	—	1	—	—		—	1

Net income (loss)	87	126	104	(34)	—	283	—	63		63	346
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—		—	—

Net income (loss) attributable to SLM Corporation	$87	$126	$104	$(34)	$—	$283	$—	$63		$63	$346

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$120	$—	$120
Total other income	(10)	—	(10)
Goodwill and acquired intangible asset impairment and amortization	—	3	3

Total “Core Earnings” adjustments to GAAP	$110	$(3)	107

Income tax expense			44

Net income			$63

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $29 million of “other derivative accounting adjustments.”

(5)	Represents the $157 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $29 million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$99	$8	$110
Net impact of goodwill and acquired intangible assets	(4)	(3)	(3)
Net tax effect	(39)	(5)	(44)
Net effect from discontinued operations	—	(5)	—

Total “Core Earnings” adjustments to GAAP	$56	$(5)	$63

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting on our net income.

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(8)	$(128)	$(31)
Plus: Realized losses on derivative and hedging activities, net(1)	188	193	188

Unrealized gains (losses) on derivative and hedging activities, net(2)	180	65	157
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(75)	(77)	(76)
Other derivative accounting adjustments(3)	(6)	20	29

Total net impact of derivative accounting(4)	$99	$8	$110

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Floor Income Contracts	$181	$183	$189
Basis swaps	(1)	(1)	(4)
Foreign currency hedges	(39)	(103)	(32)
Other	39	(14)	4

Total unrealized gains (losses) on derivative and hedging activities, net	$180	$65	$157

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(198)	$(204)	$(212)
Net settlement income on interest rate swaps reclassified to net interest income	10	11	18
Net realized gains on terminated derivative contracts reclassified to other income	—	—	6

Total reclassifications of realized losses on derivative and hedging activities	$(188)	$(193)	$(188)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of March 31, 2014, derivative accounting has reduced GAAP equity by approximately $854 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after-tax net losses related to derivative accounting.

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Beginning impact of derivative accounting on GAAP equity	$(926)	$(936)	$(1,080)
Net impact of net unrealized gains (losses) under derivative accounting(1)	72	10	53

Ending impact of derivative accounting on GAAP equity	$(854)	$(926)	$(1,027)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Total pre-tax net impact of derivative accounting recognized in net income(a)	$99	$8	$110
Tax impact of derivative accounting adjustments recognized in net income	(22)	(3)	(60)
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	(5)	5	3

Net impact of net unrealized gains (losses) under derivative accounting	$72	$10	$53

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of March 31, 2014, the remaining amortization term of the net floor premiums was approximately 2.25 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Unamortized net Floor premiums (net of tax)	$(308)	$(354)	$(498)

2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
“Core Earnings” goodwill and acquired intangible asset adjustments(1):
Amortization of acquired intangible assets	$(4)	$(3)	$(3)

“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(4)	$(3)	$(3)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013	Mar. 31, 2014 vs. Dec. 31, 2013	Mar. 31, 2014 vs. Mar. 31, 2013
“Core Earnings” interest income:
Private Education Loans	$644	$642	$623	—%	3%
Cash and investments	1	2	1	(50)	—

Total “Core Earnings” interest income	645	644	624	—	3
Total “Core Earnings” interest expense	206	211	203	(2)	1

Net “Core Earnings” interest income	439	433	421	1	4
Less: provision for loan losses	175	180	225	(3)	(22)

Net “Core Earnings” interest income after provision for loan losses	264	253	196	4	35
Servicing revenue	1	2	10	(50)	(90)
Direct operating expenses	76	70	67	9	13
Restructuring and other reorganization expenses	—	4	—	(100)	—

Total expenses	76	74	67	3	13

Income before income tax expense	189	181	139	4	36
Income tax expense	71	67	52	6	37

“Core Earnings”	$118	$114	$87	4%	36%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provision for loan losses.

	Quarters Ended
	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
“Core Earnings” basis Private Education Loan yield	6.47%	6.43%	6.35%
Discount amortization	.23	.19	.23

“Core Earnings” basis Private Education Loan net yield	6.70	6.62	6.58
“Core Earnings” basis Private Education Loan cost of funds	(2.08)	(2.06)	(2.02)

“Core Earnings” basis Private Education Loan spread	4.62	4.56	4.56
“Core Earnings” basis other interest-earning asset spread impact	(.28)	(.42)	(.41)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.34%	4.14%	4.15%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.34%	4.14%	4.15%
Adjustment for GAAP accounting treatment(2)	(.03)	(.03)	(.03)

GAAP-basis Consumer Lending net interest margin(1)	4.31%	4.11%	4.12%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended
	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
(Dollars in millions)
Private Education Loans	$38,945	$38,508	$38,406
Other interest-earning assets	2,005	2,925	2,662

Total Consumer Lending “Core Earnings” basis interest-earning assets	$40,950	$41,433	$41,068

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Private Education Loan provision for loan losses	$175	$180	$225
Private Education Loan charge-offs	$218	$230	$232

In establishing the allowance for Private Education Loan losses as of March 31, 2014, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio. Total loans delinquent (as a percentage of loans in repayment) have decreased to 6.9 percent from 7.8 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.4 percent from 3.9 percent in the year-ago quarter. The charge-off rate decreased to 2.8 percent from 3.0 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) increased to 3.7 percent from 3.4 percent in the year-ago quarter.

Apart from the overall improvements discussed above that had the effect of reducing the provision for loan losses in the first-quarter 2014 compared to the year-ago quarter, Private Education Loans that have defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue to not do so. Our allowance for loan losses takes into account these potential recovery uncertainties. See “Financial Condition — Consumer Lending Portfolio Performance — Receivable for Partially Charged-Off Private Education Loans” for further discussion.

The Private Education Loan provision for loan losses was $175 million in the first quarter of 2014, down $50 million from the first quarter of 2013. The decline was a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2013.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The increase in operating expenses of $9 million in the quarter ended March 31, 2014 compared with the year-ago quarter was primarily the result of increased account resolution activity on the portfolio which contributed to significant improvements in delinquency and charge-off rates. Direct operating expenses as a percentage of revenues (revenues calculated as net interest income after provision plus total other income) were 29 percent and 33 percent in the quarters ended March 31, 2014 and 2013, respectively.

Business Services Segment

The following table includes “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013	Mar. 31, 2014 vs. Dec. 31, 2013	Mar. 31, 2014 vs. Mar. 31, 2013
Net interest income	$1	$1	$1	—%	—%
Servicing revenue:
Intercompany loan servicing	118	121	149	(2)	(21)
Third-party loan servicing	40	40	27	—	48
Guarantor servicing	9	10	10	(10)	(10)

Total servicing revenue	167	171	186	(2)	(10)
Contingency revenue	111	108	99	3	12
Other Business Services revenue	8	11	7	(27)	14

Total other income	286	290	292	(1)	(2)
Direct operating expenses	106	102	95	4	12
Restructuring and other reorganization expenses	—	—	—	—	—

Total expenses	106	102	95	4	12

Income from continuing operations, before income tax expense	181	189	198	(4)	(9)
Income tax expense	68	69	73	(1)	(7)

Net income from continuing operations	113	120	125	(6)	(10)
Income from discontinued operations, net of tax expense	—	64	1	(100)	(100)

“Core Earnings”	$113	$184	$126	(39)%	(10)%

Our Business Services segment includes intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $103 billion and $121 billion for the quarters ended March 31, 2014 and 2013, respectively. The decline in average balance of FFELP loans outstanding along with the related intercompany loan servicing revenue from the year-ago period is primarily the result of normal amortization of the portfolio, as well as the sale of our Residual Interests in $12 billion of securitized FFELP loans in the first half of 2013.

Third-party loan servicing income for the current quarter compared with the prior-year period increased $13 million, primarily due to the increase in ED servicing revenue (discussed below) as well as a result of the sale of Residual Interests in FFELP Loan securitization trusts in 2013. (See “FFELP Loans Segment” for further discussion.) When we sold the Residual Interests, we retained the right to service the loans in the trusts. As such, servicing income that had previously been recorded as intercompany loan servicing is now recognized as third-party loan servicing income.

We are servicing approximately 5.8 million accounts under the ED Servicing Contract as of March 31, 2014, compared with 5.7 million and 4.8 million accounts serviced at December 31, 2013 and March 31, 2013, respectively. Third-party loan servicing fees in the quarters ended March 31, 2014 and 2013 included $31 million and $23 million, respectively, of servicing revenue related to the ED Servicing Contract.

Our contingency revenue consists of fees we receive for asset recovery on delinquent debt on behalf of third-party clients performed on a contingent basis. Contingency revenue increased $12 million in the current quarter compared with the year-ago quarter as a result of the higher asset recovery volume.

The following table presents the outstanding inventory of contingent asset recovery receivables that our Business Services segment will collect on behalf of others. We expect the inventory of FFELP contingent asset recovery receivables to decline over time as a result of the elimination of FFELP.

(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Contingent asset recovery receivables:
Student loans	$13,168	$13,481	$13,549
Other	2,734	2,693	2,239

Total	$15,902	$16,174	$15,788

In 2013, we sold our Campus Solutions and 529 college savings plan administration. The results related to these businesses for all periods presented have been reclassified as discontinued operations and are shown on an after-tax basis.

Revenues related to services performed on FFELP Loans accounted for 76 percent and 80 percent, respectively, of total segment revenues for the quarters ended March 31, 2014 and 2013.

Operating Expenses — Business Services Segment

Operating expenses for our Business Services segment primarily include costs incurred to service our FFELP Loan portfolio, third-party servicing and asset recovery costs, and other operating costs. The increase in operating expenses of $11 million in the quarter ended March 31, 2014, respectively, compared with the year-ago period was primarily the result of an increase in our third-party servicing and asset recovery activities. This increase in activity resulted in a $26 million increase in related revenue over the same period.

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013	Mar. 31, 2014 vs. Dec. 31, 2013	Mar. 31, 2014 vs. Mar. 31, 2013
“Core Earnings” interest income:
FFELP Loans	$523	$558	$599	(6)%	(13)%
Cash and investments	1	1	2	—	(50)

Total “Core Earnings” interest income	524	559	601	(6)	(13)
Total “Core Earnings” interest expense	293	307	340	(5)	(14)

Net “Core Earnings” interest income	231	252	261	(8)	(11)
Less: provision for loan losses	10	10	16	—	(38)

Net “Core Earnings” interest income after provision for loan losses	221	242	245	(9)	(10)
Gains on sales of loans and investments	—	—	55	—	(100)
Servicing revenue	11	15	23	(27)	(52)

Total other income	11	15	78	(27)	(86)
Direct operating expenses	125	127	157	(2)	(20)
Restructuring and other reorganization expenses	—	—	—	—	—

Total expenses	125	127	157	(2)	(20)

Income before income tax expense	107	130	166	(18)	(36)
Income tax expense	41	48	62	(15)	(34)

“Core Earnings”	$66	$82	$104	(20)%	(37)%

FFELP Loan Net Interest Margin

The following table shows the “Core Earnings” basis FFELP Loan net interest margin along with reconciliation to the GAAP basis FFELP Loan net interest margin.

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
“Core Earnings” basis FFELP Loan yield	2.56%	2.58%	2.61%
Hedged Floor Income	.29	.29	.25
Unhedged Floor Income	.05	.09	.06
Consolidation Loan Rebate Fees	(.65)	(.64)	(.68)
Repayment Borrower Benefits	(.11)	(.11)	(.11)
Premium amortization	(.10)	(.11)	(.14)

“Core Earnings” basis FFELP Loan net yield	2.04	2.10	1.99
“Core Earnings” basis FFELP Loan cost of funds	(1.09)	(1.09)	(1.06)

“Core Earnings” basis FFELP Loan spread	.95	1.01	.93
“Core Earnings” basis other interest-earnings asset spread impact	(.08)	(.10)	(.10)

“Core Earnings” basis FFELP Loan net interest margin(1)	.87%	.91%	.83%

“Core Earnings” basis FFELP Loan net interest margin(1)	.87%	.91%	.83%
Adjustment for GAAP accounting treatment(2)	.44	.43	.40

GAAP-basis FFELP Loan net interest margin	1.31%	1.34%	1.23%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended
	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
(Dollars in millions)
FFELP Loans	$103,734	$105,518	$121,855
Other interest-earning assets	3,895	4,498	5,555

Total FFELP “Core Earnings” basis interest-earning assets	$107,629	$110,016	$127,410

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

As of March 31, 2014, our FFELP Loan portfolio totaled approximately $103 billion, comprised of $39 billion of FFELP Stafford loans and $64 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.2 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 4 percent and 3 percent, respectively.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
FFELP Loan provision for loan losses	$10	$10	$16
FFELP Loan charge-offs	$22	$21	$22

Gains on Sales of Loans and Investments

The decrease in gains on sales of loans and investments for the quarter ended March 31, 2014 from the year-ago period was the result of a $55 million gain from the sale of the Residual Interest in a FFELP Loan securitization trust in the first-quarter 2013. We will continue to service the student loans in the trusts that were sold under existing agreements. The first-quarter 2013 sale removed securitization trust assets of $3.8 billion and related liabilities of $3.7 billion from the balance sheet.

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged by the Business Services segment and included in those amounts was $118 million and $149 million for the quarters ended March 31, 2014 and 2013, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 49 basis points and 52 basis points of average FFELP Loans in the quarters ended March 31, 2014 and 2013, respectively. The decrease in operating expenses of $32 million in the quarter ended March 31, 2014 compared with the year-ago period was primarily the result of the reduction in the average outstanding balance of our FFELP Loan portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)
(Dollars in millions)	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013	Mar. 31, 2014 vs. Dec. 31, 2013	Mar. 31, 2014 vs. Mar. 31, 2013
Net interest loss after provision for loan losses	$(17)	$(12)	$(8)	42%	113%
Gains (losses) on sales of loans and investments	—	(5)	—	(100)	—
Gains on debt repurchases	—	—	29	—	(100)
Other income	3	1	—	200	100

Total income	3	(4)	29	(175)	(90)
Direct operating expenses	105	72	3	46	3,400
Overhead expenses:
Corporate overhead	40	25	35	60	14
Unallocated information technology costs	32	30	27	7	19

Total overhead expenses	72	55	62	31	16

Total operating expenses	177	127	65	39	172
Restructuring and other reorganization expenses	26	22	10	18	160

Total expenses	203	149	75	36	171

Loss before income tax expense (benefit)	(217)	(165)	(54)	32	302
Income tax expense (benefit)	(83)	(60)	(20)	38	315

“Core Earnings” (loss)	$(134)	$(105)	$(34)	28%	294%

Net Interest Loss after Provision for Loan Losses

Net interest loss after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios.

Gains on Debt Repurchases

We repurchased $0 million and $927 million face amount of our debt for the quarters ended March 31, 2014 and 2013, respectively. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

Direct Operating Expenses — Other Segment

The primary driver of the increase in direct operating expenses was $103 million of additional reserve recorded in 2014 for pending regulatory matters.

Overhead — Other Segment

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations. The increase in overhead from fourth-quarter 2013 was primarily the result of $10 million of seasonal stock-based compensation expense.

Restructuring and Other Reorganization Expenses — Other Segment

Restructuring and other reorganization expenses for the quarter ended March 31, 2014 were $26 million compared with $10 million in the year-ago quarter. For the quarter ended March 31, 2014, these consisted of expenses primarily related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, distinct publicly traded companies.

Financial Condition

This section provides additional information regarding the changes in our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	March 31, 2014
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$682	$—	$682	$3,001	$3,683
Grace, repayment and other(2)	37,886	63,159	101,045	36,599	137,644

Total, gross	38,568	63,159	101,727	39,600	141,327
Unamortized premium/(discount)	589	426	1,015	(681)	334
Receivable for partially charged-off loans	—	—	—	1,297	1,297
Allowance for loan losses	(69)	(38)	(107)	(2,059)	(2,166)

Total student loan portfolio	$39,088	$63,547	$102,635	$38,157	$140,792

% of total FFELP	38%	62%	100%
% of total	28%	45%	73%	27%	100%

	December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$742	$—	$742	$2,629	$3,371
Grace, repayment and other(2)	38,752	64,178	102,930	36,371	139,301

Total, gross	39,494	64,178	103,672	39,000	142,672
Unamortized premium/(discount)	602	433	1,035	(704)	331
Receivable for partially charged-off loans	—	—	—	1,313	1,313
Allowance for loan losses	(75)	(44)	(119)	(2,097)	(2,216)

Total student loan portfolio	$40,021	$64,567	$104,588	$37,512	$142,100

% of total FFELP	38%	62%	100%
% of total	28%	46%	74%	26%	100%

	March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,350	$—	$1,350	$2,546	$3,896
Grace, repayment and other(2)	41,080	75,628	116,708	36,522	153,230

Total, gross	42,430	75,628	118,058	39,068	157,126
Unamortized premium/(discount)	667	617	1,284	(772)	512
Receivable for partially charged-off loans	—	—	—	1,339	1,339
Allowance for loan losses	(92)	(55)	(147)	(2,170)	(2,317)

Total student loan portfolio	$43,005	$76,190	$119,195	$37,465	$156,660

% of total FFELP	36%	64%	100%
% of total	27%	49%	76%	24%	100%

(1)	Loans for customers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended March 31, 2014
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$39,682	$64,052	$103,734	$38,945	$142,679
% of FFELP	38%	62%	100%
% of total	28%	45%	73%	27%	100%

	Quarter Ended December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$40,513	$65,005	$105,518	$38,508	$144,026
% of FFELP	38%	62%	100%
% of total	28%	45%	73%	27%	100%

	Quarter Ended March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$43,721	$78,134	$121,855	$38,406	$160,261
% of FFELP	36%	64%	100%
% of total	27%	49%	76%	24%	100%

Student Loan Activity

	Quarter Ended March 31, 2014
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$40,021	$64,567	$104,588	$37,512	$142,100
Acquisitions and originations	278	175	453	1,522	1,975
Capitalized interest and premium/discount amortization	307	304	611	211	822
Consolidations to third parties	(404)	(277)	(681)	(33)	(714)
Sales	—	—	—	—	—
Repayments and other	(1,114)	(1,222)	(2,336)	(1,055)	(3,391)

Ending balance	$39,088	$63,547	$102,635	$38,157	$140,792

	Quarter Ended December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$40,805	$65,545	$106,350	$37,752	$144,102
Acquisitions and originations	198	142	340	525	865
Capitalized interest and premium/discount amortization	329	258	587	235	822
Consolidations to third parties	(320)	(237)	(557)	(26)	(583)
Sales	—	—	—	(61)	(61)
Repayments and other	(991)	(1,141)	(2,132)	(913)	(3,045)

Ending balance	$40,021	$64,567	$104,588	$37,512	$142,100

	Quarter Ended March 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$44,289	$81,323	$125,612	$36,934	$162,546
Acquisitions and originations	101	53	154	1,405	1,559
Capitalized interest and premium/discount amortization	295	313	608	200	808
Consolidations to third parties	(445)	(275)	(720)	(24)	(744)
Sales(1)	(72)	(3,749)	(3,821)	—	(3,821)
Repayments and other	(1,163)	(1,475)	(2,638)	(1,050)	(3,688)

Ending balance	$43,005	$76,190	$119,195	$37,465	$156,660

(1)	Includes $3.7 billion of student loans in connection with the sale of a Residual Interest in a FFELP Loan securitization trust.

Private Education Loan Originations

The following table summarizes our Private Education Loan originations.

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Smart Option — interest only(1)	$372	$126	$365
Smart Option — fixed pay(1)	483	165	439
Smart Option — deferred(1)	661	221	590
Other	14	12	17

Total Private Education Loan originations	$1,530	$524	$1,411

(1)	Interest only, fixed pay and deferred describe the payment option while in school or in grace period.

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	March 31, 2014		December 31, 2013		March 31, 2013
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$7,075		$6,528		$6,434
Loans in forbearance(2)	1,216		1,102		1,101
Loans in repayment and percentage of each status:
Loans current	29,156	93.1%	28,768	91.7%	29,069	92.2%
Loans delinquent 31-60 days(3)	655	2.1	802	2.6	731	2.3
Loans delinquent 61-90 days(3)	430	1.4	513	1.6	491	1.6
Loans delinquent greater than 90 days(3)	1,068	3.4	1,287	4.1	1,242	3.9

Total Private Education Loans in repayment	31,309	100%	31,370	100%	31,533	100%

Total Private Education Loans, gross	39,600		39,000		39,068
Private Education Loan unamortized discount	(681)		(704)		(772)

Total Private Education Loans	38,919		38,296		38,296
Private Education Loan receivable for partially charged-off loans	1,297		1,313		1,339
Private Education Loan allowance for losses	(2,059)		(2,097)		(2,170)

Private Education Loans, net	$38,157		$37,512		$37,465

Percentage of Private Education Loans in repayment		79.1%		80.4%		80.7%

Delinquencies as a percentage of Private Education Loans in repayment		6.9%		8.3%		7.8%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.7%		3.4%		3.4%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		84.8%		85.1%		79.1%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Allowance at beginning of period	$2,097	$2,144	$2,171
Provision for Private Education Loan losses	175	180	225
Charge-offs(1)	(218)	(230)	(232)
Reclassification of interest reserve(2)	5	3	6

Allowance at end of period	$2,059	$2,097	$2,170

Charge-offs as a percentage of average loans in repayment (annualized)	2.8%	2.9%	3.0%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.7%	2.8%	2.9%
Allowance as a percentage of the ending total loan balance	5.0%	5.2%	5.4%
Allowance as a percentage of ending loans in repayment	6.6%	6.7%	6.9%
Average coverage of charge-offs (annualized)	2.3	2.3	2.3
Ending total loans(3)	$40,897	$40,313	$40,407
Average loans in repayment	$31,416	$31,336	$31,645
Ending loans in repayment	$31,309	$31,370	$31,533

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans for the quarters ended.

	March 31, 2014			December 31, 2013			March 31, 2013
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$37,617	$3,280	$40,897	$36,940	$3,373	$40,313	$36,746	$3,661	$40,407
Ending loans in repayment	29,116	2,193	31,309	29,083	2,287	31,370	29,022	2,511	31,533
Private Education Loan allowance for losses	1,583	476	2,059	1,592	505	2,097	1,643	527	2,170
Charge-offs as a percentage of average loans in repayment (annualized)	2.3%	9.5%	2.8%	2.4%	9.9%	2.9%	2.5%	8.7%	3.0%
Allowance as a percentage of ending total loans	4.2%	14.5%	5.0%	4.3%	15.0%	5.2%	4.5%	14.4%	5.4%
Allowance as a percentage of ending loans in repayment	5.4%	21.7%	6.6%	5.5%	22.1%	6.7%	5.7%	21.0%	6.9%
Average coverage of charge-offs (annualized)	2.3	2.3	2.3	2.3	2.2	2.3	2.3	2.4	2.3
Delinquencies as a percentage of Private Education Loans in repayment	6.0%	18.3%	6.9%	7.2%	21.7%	8.3%	6.7%	20.5%	7.8%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	2.9%	10.0%	3.4%	3.5%	12.0%	4.1%	3.3%	11.2%	3.9%
Loans in forbearance as a percentage of loans in repayment and forbearance	3.5%	6.3%	3.7%	3.2%	5.5%	3.4%	3.2%	5.1%	3.4%
Loans that entered repayment during the period(2)	$528	$11	$539	$863	$22	$885	$553	$23	$576
Percentage of Private Education Loans with a cosigner	71%	31%	68%	71%	31%	68%	69%	30%	66%
Average FICO at origination	730	625	723	729	625	722	728	624	720

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $334 million, $336 million and $209 million in the allowance for Private Education Loan losses at March 31, 2014, December 31, 2013 and March 31, 2013, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans.

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Receivable at beginning of period	$1,313	$1,322	$1,347
Expected future recoveries of current period defaults(1)	71	74	78
Recoveries(2)	(61)	(53)	(68)
Charge-offs(3)	(26)	(30)	(18)

Receivable at end of period	1,297	1,313	1,339
Allowance for estimated recovery shortfalls(4)	(334)	(336)	(209)

Net receivable at end of period	$963	$977	$1,130

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash recoveries.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.1 billion overall allowance for Private Education Loan losses as of March 31, 2014 and December 31, 2013 and $2.2 billion overall allowance as of March 31, 2013.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans that are delinquent greater than 90 days or that are in forbearance status decreases the longer the loans have been in active repayment status.

At March 31, 2014, loans in forbearance status as a percentage of loans in repayment and forbearance were 7.2 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.3 percent for loans that have been in active repayment status for more than 48 months. Approximately 63 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

At March 31, 2014, loans in repayment that are delinquent greater than 90 days as a percentage of loans in repayment were 5.0 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.9 percent for loans that have been in active repayment status for more than 48 months. Approximately 46 percent of our Private Education Loans in repayment that are delinquent greater than 90 days status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due
(Dollars in millions) March 31, 2014	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$7,075	$7,075
Loans in forbearance	559	208	177	121	151	—	1,216
Loans in repayment — current	4,271	4,580	4,611	4,609	11,085	—	29,156
Loans in repayment — delinquent 31-60 days	147	134	121	95	158	—	655
Loans in repayment — delinquent 61-90 days	98	94	79	62	97	—	430
Loans in repayment — delinquent greater than 90 days	230	266	198	151	223	—	1,068

Total	$5,305	$5,282	$5,186	$5,038	$11,714	$7,075	39,600

Unamortized discount							(681)
Receivable for partially charged-off loans							1,297
Allowance for loan losses							(2,059)

Total Private Education Loans, net							$38,157

Loans in forbearance as a percentage of loans in repayment and forbearance	10.5%	3.9%	3.4%	2.4%	1.3%	—%	3.7%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	4.8%	5.2%	4.0%	3.1%	1.9%	—%	3.4%

	Monthly Scheduled Payments Due
(Dollars in millions) December 31, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,528	$6,528
Loans in forbearance	502	189	166	106	139	—	1,102
Loans in repayment — current	4,056	4,735	4,856	4,633	10,488	—	28,768
Loans in repayment — delinquent 31-60 days	166	167	152	121	196	—	802
Loans in repayment — delinquent 61-90 days	117	115	94	72	115	—	513
Loans in repayment — delinquent greater than 90 days	330	305	238	171	243	—	1,287

Total	$5,171	$5,511	$5,506	$5,103	$11,181	$6,528	39,000

Unamortized discount							(704)
Receivable for partially charged-off loans							1,313
Allowance for loan losses							(2,097)

Total Private Education Loans, net							$37,512

Loans in forbearance as a percentage of loans in repayment and forbearance	9.7%	3.4%	3.0%	2.1%	1.2%	—%	3.4%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	7.1%	5.7%	4.5%	3.4%	2.2%	—%	4.1%

	Monthly Scheduled Payments Due
(Dollars in millions) March 31, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,434	$6,434
Loans in forbearance	587	184	145	79	106	—	1,101
Loans in repayment — current	5,645	5,156	5,345	4,505	8,418	—	29,069
Loans in repayment — delinquent 31-60 days	252	139	132	85	123	—	731
Loans in repayment — delinquent 61-90 days	189	95	82	54	71	—	491
Loans in repayment — delinquent greater than 90 days	513	260	204	115	150	—	1,242

Total	$7,186	$5,834	$5,908	$4,838	$8,868	$6,434	39,068

Unamortized discount							(772)
Receivable for partially charged-off loans							1,339
Allowance for loan losses							(2,170)

Total Private Education Loans, net							$37,465

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.2%	2.5%	1.6%	1.2%	—%	3.4%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	7.8%	4.6%	3.5%	2.4%	1.7%	—%	3.9%

The amount of loans in a forbearance status as a percentage of loans in repayment and forbearance increased to 3.7 percent for the quarter ended March 31, 2014 compared with 3.4 percent in the year-ago quarter. As of March 31, 2014, one percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of March 31, 2014 (customers made payments on approximately 34 percent of these loans as a prerequisite to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $1.0 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits and unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP facilities; we may also issue term asset-backed securities (“ABS”).

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $1.4 billion of cash at Sallie Mae Bank as of March 31, 2014 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations, but will continue to opportunistically purchase FFELP Loan portfolios from others.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,516	$3,015	$2,290
Sallie Mae Bank(1)	1,361	2,284	1,472

Total unrestricted cash and liquid investments	$3,877	$5,299	$3,762

Unencumbered FFELP Loans:
Holding Company and other non-bank subsidiaries	$1,441	$1,259	$671
Sallie Mae Bank	1,395	1,425	1,082

Total unencumbered FFELP Loans	$2,836	$2,684	$1,753

Average Balances

	Quarters Ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,180	$2,563	$2,820
Sallie Mae Bank(1)	1,505	2,028	1,229

Total unrestricted cash and liquid investments	$3,685	$4,591	$4,049

Unencumbered FFELP Loans:
Holding Company and other non-bank subsidiaries	$1,670	$1,120	$655
Sallie Mae Bank	1,411	1,269	1,040

Total unencumbered FFELP Loans	$3,081	$2,389	$1,695

(1)	This amount will be used primarily to originate or acquire student loans at Sallie Mae Bank. See discussion below on restrictions on Sallie Mae Bank to pay dividends.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of March 31, 2014, December 31, 2013 and March 31, 2013, the maximum additional capacity under these facilities was $12.7 billion, $10.6 billion and $9.8 billion, respectively. For the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, the average maximum additional capacity under these facilities was $12.3 billion, $11.1 billion and $10.8 billion, respectively.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans, net, comprised $16.0 billion of our unencumbered assets of which $13.2 billion and $2.8 billion related to Private Education Loans, net and FFELP Loans, net, respectively. At March 31, 2014, we had a total of $24.2 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

Sallie Mae Bank’s ability to pay dividends is subject to the laws of Utah and the regulations of the FDIC. Generally, under Utah’s industrial bank laws and regulations as well as FDIC regulations, Sallie Mae Bank may pay dividends from its net profits without regulatory approval if, following the payment of the dividend, Sallie Mae Bank’s capital and surplus would not be impaired. While applicable Utah and FDIC regulations differ in approach as to determinations of impairment of capital and surplus, neither method of determination has historically required Sallie Mae Bank to obtain consent to the payment of dividends. Sallie Mae Bank paid no dividends for the three months ended March 31, 2014. For the three months ended March 31, 2013, Sallie Mae Bank paid dividends of $120 million.

In addition to the foregoing, Sallie Mae Bank’s annual business plans are periodically reviewed by the FDIC. Recently the FDIC expressed its objection to the payment of dividends from Sallie Mae Bank to the Company prior to the completion of the Spin-Off. The bases for the objection are unrelated to the current capitalization of Sallie Mae Bank or the results of its operations. The FDIC has stated its preference that Sallie Mae Bank refrain from making periodic dividends to the Company for any reason other than the payment of the normal quarterly cash dividend paid by the Company to holders of its two series of preferred stock until all terms of the pending formal enforcement action with the FDIC are resolved and the Spin-Off has been completed. Sallie Mae Bank does not expect to declare such a dividend prior to the occurrence of the Spin-Off and not doing so will not materially or adversely affect the financial condition, operations or liquidity of the Company and its subsidiaries taken as a whole. If the FDIC continues its general objection to the payment of dividends from Sallie Mae Bank to its parent for an extended period of time after the completion of the Spin-Off, SLM BankCo’s financial condition, operations, liquidity and ability to access capital markets could be materially and adversely affected.

For further discussion of our various sources of liquidity, such as Sallie Mae Bank, our continued access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2013.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	March 31, 2014	December 31, 2013	March 31, 2013
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.6	$4.6	$6.4
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.5	6.7	6.7
Tangible unencumbered assets — Holding Company and other non-bank subsidiaries(1)	13.6	13.1	12.3
Tangible unencumbered assets — Sallie Mae Bank(1)	10.6	10.7	8.9
Unsecured debt	(27.3)	(27.9)	(26.7)
Mark-to-market on unsecured hedged debt(2)	(0.8)	(0.8)	(1.5)
Other liabilities, net	(2.0)	(1.2)	(1.4)

Total tangible equity	$5.2	$5.2	$4.7

(1)	Excludes goodwill and acquired intangible assets.

(2)

At March 31, 2014, December 31, 2013 and March 31, 2013, there were $640 million, $612 million and $1.2 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	March 31, 2014			December 31, 2013			March 31, 2013
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$1,046	$16,836	$17,882	$2,213	$16,056	$18,269	$2,778	$15,167	$17,945
Bank deposits	5,964	2,755	8,719	6,133	2,807	8,940	4,813	2,782	7,595
Other(1)	684	—	684	691	—	691	1,240	—	1,240

Total unsecured borrowings	7,694	19,591	27,285	9,037	18,863	27,900	8,831	17,949	26,780

Secured borrowings:
FFELP Loan securitizations	—	90,608	90,608	—	90,756	90,756	—	100,750	100,750
Private Education Loan securitizations	—	18,861	18,861	—	18,835	18,835	—	20,252	20,252
FFELP Loan — other facilities	3,919	4,400	8,319	4,715	5,311	10,026	7,847	6,910	14,757
Private Education Loan — other facilities	—	597	597	—	843	843	539	—	539

Total secured borrowings	3,919	114,466	118,385	4,715	115,745	120,460	8,386	127,912	136,298

Total “Core Earnings” basis	11,613	134,057	145,670	13,752	134,608	148,360	17,217	145,861	163,078
Hedge accounting adjustments	13	2,120	2,133	43	2,040	2,083	37	2,026	2,063

Total GAAP basis	$11,626	$136,177	$147,803	$13,795	$136,648	$150,443	$17,254	$147,887	$165,141

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

First-Quarter 2014 Financing Transactions

The following financing transactions have taken place in the first quarter of 2014:

Unsecured Financings:

•	March 27, 2014 — issued $850 million senior unsecured bonds.

FFELP Loan Financings:

•	January 28, 2014 — issued $994 million FFELP Loan ABS.

•	March 27, 2014 — issued $992 million FFELP Loan ABS.

Private Education Loan Financings:

•	March 6, 2014 — issued $676 million Private Education Loan ABS.

FFELP ABCP Facility

On January 10, 2014, we closed on a new $8 billion asset-backed commercial paper (“ABCP”) facility that matures in January 2016. This facility replaces an existing $5.5 billion FFELP ABCP facility which was retired in January 2014. The additional $2.5 billion will be available for FFELP acquisition or refinancing. The maximum amount that can be financed steps down to $7 billion in March 2015. The new facility’s maturity date is January 8, 2016.

Shareholder distributions

In the first-quarter 2014, we paid a common stock dividend of $0.15 per share.

In the first-quarter 2014, we repurchased 8 million shares of common stock for $200 million, fully utilizing the Company’s 2013 share repurchase program authorization.